Exhibit 5.1


                           Fulbright & Jaworski l.l.p.
                   A Registered Limited Liability Partnership
                          2200 Ross Avenue, Suite 2800
                            Dallas, Texas 75201-2784
                                www.fulbright.com

telephone: (214) 855-8000                              facsimile: (214) 855-8000


                                December 4, 2006

Conn's, Inc.
3295 College Street
Beaumont, Texas 77701

     Re: Conn's, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Conn's, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of up to 1,300,000 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), issuable under the Conn's, Inc. Amended and Restated 2003 Incentive Stock Option Plan (the "Incentive Plan"), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the "Commission") on or about December 4, 2006 (the "Registration Statement").

     As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company's Certificate of Incorporation and all amendments thereto; (ii) the Company's Bylaws and all amendments thereto; and (iii) the applicable minutes of meetings or consents in lieu of meetings of the Company's board of directors (the "Board") and stockholders.

     For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this Opinion Letter; and (v) compliance in the future with the terms of the Incentive Plan by the Company and its employees, officers, the Board and any committees appointed to administer the Incentive Plan.

     Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that upon the issuance of Shares in accordance with the terms and conditions of the Incentive Plan, including receipt prior to issuance by the Company of the exercise price for the Shares, which exercise price shall be at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock.

     Our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

     This firm consents to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement.

                                                 Very truly yours,



                                                 /s/ Fulbright & Jaworski L.L.P.



                                                 FULBRIGHT & JAWORSKI L.L.P.